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Exhibit 23.1

Consent of Independent Auditors

        We consent to the reference to our firm under the captions "Selected Financial Data" and "Experts" in the Registration Statement (Form S-4, No. 33-00000) and related Proxy/Prospectus of Sovereign Bancorp, Inc. for the registration of 42,796,613 shares of its common stock and to the incorporation by reference therein of our report dated January 20, 2004, except for Note 29, as to which the date is March 8, 2004, with respect to the consolidated financial statements of Sovereign Bancorp, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

                      /s/ Ernst & Young LLP

Philadelphia, Pennsylvania
April 26, 2004

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Consent of Independent Auditors